UNITED STATES
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SCHEDULE 14A

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Visicu, Inc.
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Royal Philips Electronics (“Philips”) issued the following press release on December 18, 2007:

December 18, 2007

PHILIPS ANNOUNCES INTENTION TO ACQUIRE US-BASED VISICU – A LEADER IN CLINICAL IT FOR THE INTENSIVE CARE UNIT

•	Philips to pay USD 12.00 for each VISICU share, representing an acquisition price of approximately USD 430 million (approximately EUR 290 million)
•	Philips to grow business by combining VISICU’s clinical IT hardware and software for the ICU with Philips’ patient monitoring products to help medical staff actively and remotely monitor more ICU patients, boosting hospital productivity and patient care
•	Deal complements Philips’ earlier acquisition of clinical IT company Emergin
•	VISICU’s Board of Directors will recommend offer to shareholders

Amsterdam, the Netherlands and Baltimore, Maryland – Royal Philips Electronics (NYSE:PHG, AEX:PHI) today announced a merger agreement with clinical IT and service provider VISICU Inc. (NASDAQ: EICU) through which Philips is offering to acquire the entire share capital of VISICU for USD 12.00 per VISICU share. By integrating VISICU’s remote patient monitoring and clinical decision support technology with Philips’ patient monitors, both companies expect to accelerate growth by offering products that provide more effective clinical decision support to hospital staff, while allowing them to monitor far greater numbers of critically ill patients. The board of directors of VISICU has approved the transaction and has recommended that VISICU shareholders vote their shares in favor of the merger.

Based in Baltimore, Maryland, VISICU is a leader in clinical IT systems that enable critical care medical staff to actively monitor patients in hospital intensive care units (ICUs) from remote locations. The company’s patented clinical IT system, called the eICU Program, provides real time, 24x7 patient monitoring in ICUs, and can be likened to an air-traffic controller’s station by centrally networking critical care physicians and nurses to ICU beds using voice and video. Equipped with artificial intelligence algorithms, the system also offers advance clinical support. The eICU Program has been shown to significantly reduce patient mortality, length of stay, and medical complications while lowering ICU costs.

Philips’ cash offer represents an enterprise value of approximately USD 300 million (approximately EUR 200 million), when accounting for approximately USD 130 million in cash on VISICU’s balance sheet as of September 30, 2007. Closing of the merger is subject to the terms and conditions of the merger agreement, the approval of VISICU’s shareholders, and to customary regulatory clearance. The transaction is expected to close in the first quarter of 2008.

In commenting on the transaction, Steve Rusckowski, CEO of Philips Healthcare said: “Today’s deal builds on Philips’ announcement two weeks ago that we’re acquiring another clinical IT company, Emergin. Philips is a market leader in patient monitoring systems in the hospital, so we know the challenges our customers face – rising patient numbers, staff shortages and concerns about patient safety. By investing in clinical IT solutions like those offered by VISICU and Emergin, we believe we can offer customers more attractive patient monitoring solutions that improve hospital productivity as well as patient outcomes. So making these investments we believe will drive further growth in our patient monitoring business.”

VISICU’s eICU Program can track ICU patients at various hospitals, and provides continuous monitoring of patient vitals signs, medications, labs and early-warning alarms – known as ‘Smart Alerts’ – which are triggered by deviations in a patients’ vital signs based on their admitting or current diagnosis. ‘Smart Alerts’ use embedded algorithms and protocols to send warning signals to physicians and nurses to provide early medical intervention and optimal care. The eICU Program also supplements hospitals’ critical care staff by allowing them to increase the number of ICU patients monitored by a factor of 15. The clinical and financial benefits of the eICU Program have resulted in several affiliated hospitals electing to expand their eICU program to serve smaller regional and rural hospitals outside of their network.

Commenting on today’s announcement, VISICU chairman and CEO, Frank T. Sample said: “At VISICU, we have a long and successful track record of developing innovative solutions to enhance the delivery of patient care within the ICU resulting in significant improvements in clinical outcomes and saving more lives. We’re excited to be teaming up with Philips – a global leader in patient monitoring – as it will give us the opportunity to build on Philips’ extensive market presence to grow beyond our current focus on the ICU and US market. As a result the Board will recommend approving the merger to our shareholders.”

Founded in 1998, VISICU has a staff of approximately 100, which includes clinicians, software developers, sales and client services personnel. The company had sales over a 12-month period ending in the third quarter of 2007 of approximately USD 36 million and earnings before interest, taxes, depreciation and amortization of approximately USD 9 million. Over the last three years, VISICU has seen it sales almost double, and the company reported in its third quarter results that it had approximately USD 60 million in revenue backlog.

Upon completion of the acquisition, Philips intends to capitalize on its extensive sales channel network to accelerate VISICU’s adoption by ICUs at US hospitals, while internationalizing VISICU’s activities and migrating its technologies into other departments within the hospital. Philips believes leveraging VISICU’s and Emergin’s clinical IT capabilities will also accelerate growth in its existing patient monitoring business. Philips has a leading position in the global patient monitoring market, which in 2006 was estimated to be approximately EUR 2 billion or approximately USD 3 billion.

To view the December 4 announcement: “Philips to acquire US-based clinical IT company Emergin”, please click here.

For more information, please contact:
Jayson Otke
Philips Corporate Communications
Tel: +31 20 59 77215
Email: jayson.otke@philips.com

Andre Manning
Philips Healthcare
Tel: +1 646 508 4545
Email: andre.manning@philips.com

Robert Pepper
VISICU, Inc.
Tel: +1 410 246 5364
Email: rpepper@visicu.com

About Royal Philips Electronics
Royal Philips Electronics of the Netherlands (NYSE: PHG, AEX: PHI) is a global leader in healthcare, lighting and consumer lifestyle, delivering products, services and solutions through the brand promise of “sense and simplicity”. Headquartered in the Netherlands, Philips employs approximately 128,100 employees in more than 60 countries worldwide. With sales of EUR 27 billion in 2006, the company is a market leader in medical diagnostic imaging and patient monitoring systems, energy efficient lighting solutions, personal care and home appliances, as well as consumer electronics. News from Philips is located at www.philips.com/newscenter.

About Visicu
VISICU, Inc. (NASDAQ: EICU) is a healthcare information technology and clinical solutions company focused on transforming the delivery of critical care through its eICU® Program. Through remote monitoring technology and clinical intelligence, experienced critical care resources are leveraged to provide coverage and early intervention for safer, more effective patient care. Currently more than 180 hospitals serving over 250,000 patients annually have partnered with VISICU to implement eICU programs. More information is available at www.VISICU.com. VISICU® and eICU® are registered trademarks of VISICU, Inc. All rights reserved. All other brand names, product names, company names, trademarks and service marks are the property of their respective owners. visicu-g

Forward-looking statements
This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC VISICU intends to mail to its stockholders and file with the Securities and Exchange Commission (the “SEC”) a Proxy Statement in connection with the proposed transaction, and to file other relevant materials with the SEC. The Proxy Statement and other materials filed with the SEC will contain important information about VISICU, Philips, the merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by VISICU and Philips through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from VISICU at www.VISICU.com under the Company/Investor Relations section or by contacting Vince Estrada, Senior Vice President and Chief Financial Officer, in the Investor Relations department at (410) 843-4530 or at vestrada@visicu.com. VISICU and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of VISICU in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement described above. Additional information regarding these directors and executive officers is also included in VISICU’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on or about April 30, 2007. This document is available free of charge at the SEC’s web site at www.sec.gov and from VISICU by contacting Vince Estrada in the Investor Relations department at (410) 843-4530 or at vestrada@visicu.com, or on VISICU’s web site at www.VISICU.com under the Company/Investor Relations section.

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Visicu, Inc. (“Visicu”) intends to mail to its stockholders and file with the Securities and Exchange Commission (the “SEC”) a Proxy Statement in connection with the proposed transaction, and to file other relevant materials with the SEC. WE URGE INVESTORS AND SECURITY HOLDERS TO CAREFULLY READ THE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VISICU, PHILIPS, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Visicu and Philips through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Visicu at www.visicu.com under the Company/Investor Relations section or by contacting Vince Estrada, Senior Vice President and Chief Financial Officer, in the Investor Relations department at (410) 843-4530 or at vestrada@visicu.com.

Visicu and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Visicu in favor of the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the Proxy Statement described above. Additional information regarding these directors and executive officers is also included in Visicu’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on or about April 30, 2007. This document is available free of charge at the SEC’s web site at www.sec.gov and from Visicu by contacting Vince Estrada in the Investor Relations department at (410) 843-4530 or at vestrada@visicu.com, or on Visicu’s web site at www.visicu.com under the Company/Investor Relations section.